EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Teresa M. Gyulafia                                       Jeanne Prayther
Director of Marketing Communications                     Chief Financial Officer
+ 1-561-981-2119                                         + 1-561-981-2004
tgyulafia@daleen.com                                     jprayther@daleen.com
--------------------                                     -----------------------

        Daleen Reports Fourth Quarter and Year-End 2003 Operating Results


BOCA  RATON,  Fla. -  February  24,  2004 - Daleen  Technologies,  Inc.  (OTCBB:
DALN.OB), a global provider of licensed and outsourced billing and customer management, operational support systems (OSS) and revenue assurance solutions for traditional and next generation service providers, today reported revenues of $5.0 million for the fourth quarter of 2003, a slight increase over its third quarter revenues of $4.9 million. Revenue for the year ended December 31, 2003 was $18.2 million compared to $6.6 million for the year ended December 31, 2002, which included only ten days of activity following the acquisition of the assets and certain liabilities of Abiliti Solutions, Inc. on December 20, 2002. Net loss for the fourth quarter of 2003 was $409,000, or $.01 per share, consistent with a $.01 per share loss in the third quarter. Net loss per share for the year ended December 31, 2003 was $.08 per share.

     "Our cumulative results for 2003 reflect the company's persistence in growing the business without adding significantly to our cost structure," said Gordon Quick, president and CEO of Daleen. "In addition to a number of sizable projects underway with current clients, we are seeing an increase in potential new business in our pipeline, although decision cycles remain protracted."

Fourth Quarter Highlights

        o Revenues increased for the fifth consecutive quarter, primarily as a result of work related to the company's ongoing RevChain(R) implementation at Empresa de Telecomunicaciones de Bogota (ETB) in Bogota, Colombia. Daleen successfully completed a preliminary integration test of RevChain 6.1 with ETB's order management and legacy billing systems in the fourth quarter. New revenues were offset by a decrease in revenues derived from the company's outsourcing contract with Allegiance Telecom Company Worldwide. Allegiance revenues, which are directly tied to the volume of records processed, declined by an average of 8% per month in the fourth quarter.

          Daleen continues to be engaged in active professional services work for a large percentage of its current customers. These projects include migration services, product-related custom software development and consulting services. Pac-West Telecomm completed a seven-month project that included the migration from BillPlex(TM)
          2.1.8 to RevChain 6.0.1 and the implementation of Daleen's Asuriti(TM) event management and revenue assurance software. Pac-West took advantage of RevChain's open platform and modular architecture to carry out the migration on their own, with minimal external support.

                                    - more -

Daleen Reports Fourth Quarter and Year-End 2003 Operating Results      pg 2 of 4


        o Total expenses were $5.4 million for the fourth quarter, compared to $5.3 million in the third quarter. Approximately $400,000 of expenses in each of these quarters was directly related to subcontracting and other costs associated with the ETB project. These relatively flat expense levels indicate that the company is continuing to maintain tight control on its expenses.


        o The company's total cash and cash equivalents used in the quarter were $1.1 million, compared to $530,000 in the third quarter. The increase in cash usage was mainly due to the company's bi-weekly payroll policy, which produced an extra payroll in the fourth quarter of 2003. The company changed to a semi-monthly pay cycle beginning in December 2003 to help normalize cash disbursements on a quarterly basis.



Information with Respect to Forward-Looking Statements. Statements in this release may be considered "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include business concentration; the Company's ability to continue as a going concern; the Company's ability to successfully implement its aggregation strategy; the
Company's   inability  to  achieve   profitability;   customers'  and  potential
customers' market position and lack of financial resources; the costs and success of the Company's international expansion; the ability of the Company to develop and protect its intellectual property; the Company's relationship with third party software vendors and service providers; competition; the Company's ability to retain senior management and other key personnel; low price and volatility of the Company's common stock and the impact of the delisting from The Nasdaq SmallCap Market; the on-going securities class action against the Company; and the rights and preferences of the series F convertible preferred stock. These factors and others are described in the Company's most recent SEC filings including its 2003 Annual Meeting Proxy Statement and the most recently filed Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements in this news release.

                                       ###

(C)Daleen  Technologies,  Inc.  All rights  reserved.  Daleen,  the Daleen logo,
RevChain, Asuriti, and BillingCentral are trademarks, or service marks, of Daleen Technologies, Inc. in the United States and other countries. All other trademarks and registered trademarks are property of their respective owners.

                                                                       pg 3 of 4


                   DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES
                   Condensed Consolidated Balance Sheets
                                 (in thousands)
                                    Unaudited

                                                   DECEMBER 31               DECEMBER 31
                                                      2003                       2002
                                                  ------------               -----------
                         ASSETS
Current assets:
    Cash and cash equivalents                      $   2,497               $     6,589
    Restricted cash                                      561                        30
    Accounts receivable, net                           1,002                     2,761
    Costs in excess of billings                        2,032                         -
    Other current assets                                 487                     1,022
                                                   ---------               -----------
        Total current assets                           6,579                    10,402


Property and equipment, net                              931                     1,989
Goodwill                                               5,086                     5,086
Other assets                                             430                     1,312
                                                   ---------               -----------
            Total assets                           $  13,026               $    18,789
                                                   =========               ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                     148                       368
    Accrued payroll and other accrued expenses         2,267                     2,576
    Billings in excess of costs                           97                       616
    Deferred revenue                                     372                     1,279
    Other current liabilities                             42                       217
                                                   ---------               -----------
        Total current liabilities                      2,926                     5,056
    Other long term liabilities                            5                        26
                                                   ---------               -----------
        Total liabilities                              2,931                     5,082

Total stockholders' equity                            10,095                    13,707
                                                  ----------               -----------

    Total liabilities and stockholders' equity    $   13,026               $    18,789
                                                  ==========               ===========


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                                                                       pg 4 of 4


                   Daleen Technologies, Inc. and Subsidiaries
                Condensed Consolidated Statements of Operations
                      (in thousands except per share data)
                                    Unaudited



                                                                       Three Months Ended                  Twelve Months Ended
                                                      -----------------------------------------------    -------------------------
                                                       December 31       September 30     December 31    December 31   December 31
                                                           2003             2003             2002           2003          2002
                                                      ------------      -------------     -----------    ------------  ----------
Revenue:
   Professional services and other                    $      4,378      $       4,411     $     1,283    $    16,590   $     5,154
   License fees                                                573                513              90          1,562         1,450
                                                      ------------      -------------     -----------    -----------   -----------

       Total revenue                                         4,951              4,924           1,373         18,152         6,604
                                                      ------------      -------------     -----------    -----------   -----------


Cost of revenue:
   Professional services and other                           1,700              1,446             604          5,312         2,523
   License fees                                                 27                 11               0            506           232
                                                      ------------      -------------     -----------     ----------   -----------

       Total cost of revenue                                 1,727              1,457             604          5,818         2,755
                                                      ------------      -------------     -----------     ----------   -----------

Gross margin                                                 3,224              3,467             769         12,334         3,849

Operating expenses:
   Sales and marketing                                         769                813             705          3,315         3,738
   Research and development                                  1,652              1,586             869          6,521         3,967
   General and administrative                                1,234              1,464           2,135          5,829         5,817
   Impairment charges                                            -                  -               -            500             -
   Restructuring charges                                         -                  -               -             -            745
                                                      ------------      -------------     -----------     ----------   -----------

       Total operating expenses                              3,655              3,863           3,709         16,165        14,267
                                                      ------------      -------------     -----------     ----------   -----------
Operating loss                                               (431)              (396)         (2,940)        (3,831)      (10,418)
                                                      ------------      -------------     -----------     ----------   -----------

Other income:
   Interest income and nonoperating expenses, net               22                 25            (66)            221           366
   Gain on sale of subsidiary                                    -                  -               -              -           391
                                                      ------------      -------------     -----------    -----------   -----------
Total other income net                                          22                 25            (66)            221           757
                                                      ------------      -------------     -----------    -----------   -----------

Net loss applicable to common shareholders            $      (409)      $       (371)     $   (3,006)    $   (3,610)   $   (9,661)
                                                      ============      =============     ===========    ===========   ===========

   Net loss applicable to common shareholders
      per share - basic and diluted                   $     (0.01)      $      (0.01)     $     (0.11)   $    (0.08)   $    (0.40)
                                                      ============      =============     ============   ===========   ===========

Weighted average outstanding shares -
        basic and diluted                                   46,429             45,829           26,461        45,980        23,919
                                                      ============       ============     ============   ===========   ===========
